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                                                                   Exhibit 10.29

                             SUMMARY OF THE SALARIES
                        FOR THE NAMED EXECUTIVE OFFICERS
                  OF REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                                    BASE SALARY (2) (3) (4) (5)
                                                                   ----------------------------
       NAME AND TITLE OF NAMED EXECUTIVE OFFICER (1)                  2004              2003
---------------------------------------------------------          ----------         ---------
A. Greig Woodring
      President and Chief Executive Officer                        $  626,000         $ 560,000
David B.Atkinson
      Executive Vice President and Chief Operating Officer            400,000           380,000
Jack B. Lay
      Executive Vice President and Chief Financial Officer            330,000           307,115
Paul A. Shuster
      Executive Vice President, U.S. Operations                       330,000           295,192
Graham Watson
      Executive Vice President, International                         390,000           250,000

      (1) The named executive officers were determined by reference to the Company's Proxy Statement, dated April 12, 2004

      (2) Under the RGA Reinsurance Company Executive Deferred Savings Plan (the "Plan"), executive officers of the Company participating in the Plan may defer up to 50% of his or her annual base salary and up to 100% of any incentive compensation awarded to such participant under an incentive compensation plan maintained by the Company. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections made by the participant. The amount of compensation deferred under the Plan will be paid in one to fifteen installments upon the participant's retirement, termination, death, disability or other dates determined in accordance with the Plan. Mr. Watson, as a non-U.S. citizen, is not eligible to participate in the Plan

      (3) In March of each year, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") meets to determine whether, based on market data, the performance of each executive officer and the performance of the Company during the preceding fiscal year, base salaries for the named executive officers should be increased. Additionally, base salaries for the named executive officers will generally increase concurrent with an officer's promotion or an increase in an officer's responsibilities, as may be determined by the Compensation Committee from time to time.

      (4) All of the Company's executive officers participate in the Management Incentive Plan ("MIP"), which provides incentive compensation based on a participant's individual performance as well as their division's and the Company's achievements. The Company's results are measured primarily on annual operating earnings (net income from continuing operations less realized capital gains and losses and certain other non-operating items) per share and secondarily on annual consolidated revenues; divisional results are based on the division's revenues and operating earnings. Based on these criteria, the Compensation Committee approves a schedule of specific incentives set for each participant, with a minimum level of performance that must be met before any payment to the individual can be made, a target and a maximum. The Company's performance must meet certain levels, as determined in advance by the Committee, before any awards are made under the MIP. Awards are based on a specified percentage of salary, which varies for each participant.

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      (5)   All employees of RGA Reinsurance Company who meet the eligibility requirements participate in the profit sharing plan. Effective January 1, 2001, the Company adopted a safe harbor design for the plan that provides for a match of up to 4% of compensation. All eligible employees also are entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether the Company meets or exceeds its minimum performance level and targets, regardless of their 401(k) participation. A minimum performance level must be met before the profit sharing award can be made. The minimum performance level and targets for each year are established at the beginning of the year. A participant may elect to receive up to one-half of his profit sharing award in cash.